EXHIBIT 10.11

March 27, 2007

Mr. Maris J. Licis

Secretary

Tactical Solution Partners, Inc.

International Trade Center

2408 Peppermill Drive, Suite I

Glen Burnie, MD 21061

Re: Supplements to Investment Banking Advisory Agreement and Selling Agreement

Dear Mr. Licis:

This letter shall supplement that certain Investment Banking Advisory Agreement (“Advisory Agreement”) dated December 18, 2006 and that certain Selling Agreement dated December 20, 2006.

1.

Paragraph 6 “Compensation” of the “Advisory Agreement” shall be amended to read “A retainer fee of $5,000.00 per month until such time as Tactical Solution Partners receives funding under the Selling Agreement, at which time the retainer fee shall increase to $10,000 per month retroactive to December 1, 2006.” The parties acknowledge that to date, $15,000 has been paid to Sierra for December 2006, January 2007 and February 2007.

2.

In addition, the Selling Agreement shall be amended with the following additional affirmative covenants:

a.

Tactical will implement, based upon recommendations made by Blank Rome LLP, a Corporate Governance plan to comply with all state, federal, and regulatory agency statutes as it relates to size, structure committees and independence of a governing Board of Directors of the Company.

b.

For a period of one (1) year, commencing on the date of the first closing under the Selling Agreement, Tactical and its Board of Directors shall not make any changes to the executive management team, including the CEO, CFO, VP of Corporate Development, and the General Manager of PelicanMobile, among others, without prior written consent of Sierra, which consent shall not be unreasonably withheld.

3.

While not specific to the Advisory Agreement or Selling Agreement, Sierra has proposed to purchase the shares issued under Rule 144 (the “Restricted Securities”) on January 19, 2006 to Charley Wall, the former President and CEO of Tactical Solution Partners, Inc. at some future date. Subject to the successful registration of Company as an SEC Reporting company under Section 12 (g) of the Securities Exchange Act of 1934 (via form 10-SB), whenever Company proposes to register any of its Common Stock or any other common stock under the Securities Act (other than a registration (i) on Form S-8 or S-4 or any successor or similar forms, (ii) relating to Common Shares or any other common shares of the Company issuable upon exercise of employee or consultant share options or in connection with any employee benefit or similar plan of the Company or (iii) in connection with a direct or indirect acquisition by the Company of another Person or any transaction with respect to which Rule 145 (or any successor provision) under the Securities Act applies), whether or not for sale for its own account, it will each such time, give prompt written notice at least 20 days prior to the anticipated filing date of the registration statement relating to such registration to Sierra, which notice shall set forth such rights and shall offer Sierra the opportunity to include in such registration statement such number of Restricted Securities purchased from Charley Wall as Sierra may request. Upon the written request of Sierra made within 10 days after the receipt of notice from the Company (which request shall specify the number of Restricted Securities intended to be disposed of by Sierra), the Company will use its best efforts to effect the registration under the Securities Act of all Restricted Securities that the Company has been so requested to register by Sierra, to the extent requisite to permit the disposition of the Restricted Securities to be so registered; provided, however, that (A) if such registration involves a Public Offering, Sierra must sell their Restricted Securities to the underwriters on the same terms and conditions as apply to the Company and (B) if, at any time after giving written notice of its intention to register any Restricted Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such Restricted Securities, the Company shall give written notice to Sierra and, thereupon, shall be relieved of its obligation to register any Restricted Securities in connection with such registration. The Company’s obligations shall terminate on the date that the registration statement to be filed is declared effective by the Commission.

4.

Tactical agrees to set aside in a reserve account 12% of the net proceeds raised by Sierra under the Private Placement Memorandum dated February 23, 2007 for the engagement of an investor relations firm and for public relations services, although it is understood by both parties that the engagement of a mutually-agreed investor relations firm may cost less than 12% of the net proceeds raised. In this case, the funds set aside in the reserve account shall be released to Tactical.

If you are in agreement with the foregoing, please execute two copies of this Agreement in the space provided below and return them to the undersigned.

Very truly yours,

Sierra Equity Group, Ltd

By:	/s/ Alan David Goddard
Alan David Goddard, CEO

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN

Tactical Solution Partners, Inc.

By:	/s/ Maris J. Licis
Maris J. Licis, Secretary